UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0285640
(State of incorporation or organization)	(I.R.S. Employer Identification No.

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act: None.

Graco Inc. (the “Company”) amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-09249) filed with the Securities and Exchange Commission on February 16, 2010 (the “Original Registration Statement”).

Item 1.	Description of Securities to be Registered

The Company hereby amends and supplements Item 1 of the Original Registration Statement to reflect the following developments with respect to its preferred share purchase rights (the “Rights”):

On February15, 2013, the Company entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of February 12, 2010, between the Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agreement”).

The Amendment changes the final expiration date of the Rights Agreement from March 29, 2020 to February 15, 2013. Accordingly, the Rights granted under the Rights Agreement will expire at the close of business on February15, 2013, and the Rights Agreement will be terminated and will be of no further force and effect.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed with this Amendment No. 1 to the Original Registration Statement as Exhibit 4.2, and to the full text of the Rights Agreement prior to the Amendment, which was filed as Exhibit 1 to the Original Registration Statement, each of which is incorporated herein by reference.

Item 2.	Exhibits

The Company hereby amends and restates Item 2 of the Original Registration Statement, in its entirety, as follows:

4.1

Rights Agreement, dated as of February 12, 2010, between the Company and Wells Fargo Bank, N.A., as Rights Agent. (Incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on February 16, 2010.)

4.2	Amendment to Rights Agreement, dated as of February 15, 2013, between the Company and Wells Fargo Bank, N.A, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GRACO INC.

Date: February 15, 2013	By:	/s/ Karen Park Gallivan
Karen Park Gallivan
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing

4.1	Rights Agreement, dated as of February 12, 2010, between the Company and Wells Fargo Bank, N.A., as Rights Agent.	Incorporated by Reference

4.2	Amendment to Rights Agreement, dated as of February 15, 2013, between the Company and Wells Fargo Bank, N.A, as Rights Agent.	Filed Electronically